Exhibit 14.2

FIRST MIDWEST BANCORP, INC.

CODE OF ETHICS FOR

SENIOR FINANCIAL OFFICERS

Introduction

This Code of Ethics for Senior Financial Officers ("Code") has been adopted by the Board of Directors (the "Board") of First Midwest Bancorp, Inc. (the "Corporation"). The Code is intended to promote: (1) honest and ethical conduct; (2) full and proper disclosure of financial information; and (3) compliance with applicable laws, rules, and regulations.

Application

The Code shall apply to all Senior Financial Officers, which, for the purposes of the Code, shall mean the Chief Executive Officer, Chief Financial Officer, Controller, and any Executive or Senior Vice President with financial responsibilities.

Basic Principles and Practices

In carrying out their duties and responsibilities, each Senior Financial Officer shall:

  act with honesty and integrity, avoid actual or apparent conflicts of interest (as defined in the Corporation's Code of Ethics and Standards of Conduct) in personal and professional relationships;

  report to the Audit Committee of the Board any conflict of interest that may arise and any material transaction or relationship that could reasonably give rise to a conflict;

  promote full, fair, accurate, timely and understandable disclosure in the Corporation's public communications, including reports filed with, or submitted to, the Securities and Exchange Commission ("SEC");

  report to the Corporation's Disclosure and Certification Committee: (a) any material information of which he or she may become aware that affects the disclosures made by the Corporation in public filings or otherwise; (b) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize, and report financial data; or (c) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's financial reporting, disclosures or internal controls;

  comply with, and take reasonable action to cause others to comply with, applicable governmental laws, rules, and regulations; and

  promptly report any violation of the Code to the Audit Committee.

Senior Financial Officers must also comply with the "Code of Ethics and Standards of Conduct" applicable to the Corporation's directors, officers, and other employees.

Waivers and Amendments

The Board shall have the sole authority to approve any waiver or deviation from the Code and any amendments or changes to the Code. Any request for a waiver of any provision of the Code must be submitted in writing to the Board. Any waiver of the Code and the grounds for such waiver shall be promptly disclosed on Form 8-K or in such other manner as may be required by the SEC or NASDAQ.

Compliance and Accountability

Senior Financial officers are expected to adhere to the Code. Violation of the Code shall result in disciplinary action reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In addition, violation of the Code shall be promptly reported to the Board.

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